Exhibit 10.4

AMENDED AND RESTATED FIDELITY BANK

PERFORMANCE-BASED DEFERRED COMPENSATION PLAN

THIS AMENDED AND RESTATED PERFORMANCE-BASED DEFERRED COMPENSATION PLAN (the “Plan”) originally effective as of December 19, 2018, and amended and restated effective as of February 28, 2024, by Fidelity Bank, a state-chartered savings bank located in New Orleans, Louisiana (“Fidelity”).

The purpose of this Plan is to encourage the participating employees, who are members of a select group of management or highly compensated employees, to remain employees of Fidelity, and reward such participating employees for their contributions to the continued success of Fidelity. Fidelity will pay all benefits under this Plan from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Section 1.1. “Award” means the deferred compensation award, if any, that shall be the basis for any benefits under the Plan.

Section 1.2. “Deferred Compensation Plan Worksheet” means the written document that provides for the performance criteria necessary for the Participant to receive an Award.

Section 1.3. “Beneficiary Designation Form” means the form established from time to time by the Board that a Participant completes, signs and returns to the Board to designate one or more beneficiaries.

Section 1.4. “Benefit Date” means the December 1st of the 3rd Plan Year following such Award. For example, the Benefit Date for an Award that is made for the 2024 Plan Year would be December 1, 2027.

Section 1.5. “Board” means elected or appointed members of the Board of Directors of Fidelity.

Section 1.6. “Cause” means termination of a Participant’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a misdemeanor involving moral turpitude;

(c) Engaging in fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy;

(d) An order for removal of the Participant by Fidelity’s banking regulators; or

(e) Any reason listed in a termination for cause provision in Participant’s Employment Agreement, if applicable.

Section 1.7. “Change of Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Plan, the term “Corporation” is defined to include Fidelity, the Company or any of their successors, as applicable.

i. A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

ii. A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

iii. A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement as a result of the conversion of Fidelity from the mutual to the stock form of organization pursuant to the Plan of Conversion, dated as of March 28, 2024.

Section 1.8. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.9 “Company” means FB Bancorp, Inc., stock holding company of Fidelity, or any successor thereto.

Section 1.10. “Deferred Compensation Account” shall have the meaning stated in Article 4.

Section 1.11. “Disability” means a Participant suffering a sickness, accident or injury, which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

For purposes of this Plan, a Disability shall only be deemed to have occurred to the extent that the definition of Disability applied is consistent with the definition of Disability of Section 409A of the Code and the regulations promulgated thereunder.

Section 1.12. “Participant” means an employee of Fidelity, who has been selected to participate in the Plan and who has completed any forms required for participation by Fidelity.

Section 1.13. “Plan Year” means January 1 and ending on December 31 of each year.

Section 1.14. “Separation from Service” means a Participant ceasing to be employed by Fidelity for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence. For purposes of this Plan, a “Separation from Service” will have occurred if the Fidelity and the Participant reasonably anticipate that either no further services will be performed by the Participant after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

Section 1.15. “Specified Employee” means a “key employee” of a publicly traded company consistent with the meaning set forth in Section 409A of the Code and the final regulations issued thereunder).

ARTICLE 2

ELIGIBILITY, PARTICIPATION AND AWARDS

Section 2.1. Selection by Board. Participation in the Plan shall be limited to a select group of management and highly compensated employees of Fidelity, as determined by the Board in its sole discretion. From that group, the Board shall select, in its sole discretion, employees to participate in the Plan. Each employee will be notified in writing that he or she has been selected by the Board as a Participant in the Plan.

Section 2.2. Enrollment Requirements. As a condition to participation, each selected employee shall complete, execute and return to the Board a Deferred Compensation Plan Worksheet and a Beneficiary Designation Form. In addition, the Board shall establish from time to time such other enrollment and eligibility requirements as it determines, in its sole discretion, are necessary.

Section 2.3. Eligibility; Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Board, that employee will be a Participant and will be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

Section 2.4. Termination of Participation and/or Eligibility. If the Board determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees or, in its discretion, decides that the Participant should no longer be eligible to participate in the Plan, the Board shall have the right, in its sole discretion, to terminate the Participant’s participation in the Plan; provided, however, that the Participant shall retain any and all Awards that have vested pursuant to the Plan, which Awards shall be payable in accordance with the Plan.

Section 2.5. Awards. If a Participant achieves the performance criteria in his or her Deferred Compensation Plan Worksheet, as determined in the Board’s sole discretion, Fidelity shall credit an Award to a Deferred Compensation Account for that Participant. The Deferred Compensation Plan Worksheet shall be updated annually, by no later than ninety (90) days following any Plan Year for an Award to be given in such Plan Year. If the Deferred Compensation Plan Worksheet is not updated, the Deferred Compensation Plan Worksheet from the prior Plan Year shall continue in effect.

Section 2.6. Vesting in Awards. If a Participant is employed by Fidelity at the end of the third (3rd) Plan Year following the Plan Year an Award is granted, Participant shall become vested and eligible to receive Plan benefits for such Award.

ARTICLE 3

EARNING OF AWARDS

Section 3.1. Annual Awards, if any, are provided in the sole discretion of the Board and are based on performance criteria that have been pre-established and communicated to eligible employees. As the Plan develops and priorities change, the Board, in its discretion, may revise performance measures and goals for the upcoming year or years, and Participant will be advised of any such revision.

Section 3.1.1. Annual Awards. Threshold, target, and maximum Awards will be set annually by the Board for each eligible position at competitive levels. Awards will be calculated using a ratable approach, where Awards are calculated as a proportion of threshold, target and maximum criteria levels, as determined by the Board.

Section 3.1.2. Performance Metrics.

(1) The period over which performance is measured shall be the Plan Year.

(2) The Plan will provide Awards to Plan Participants based on overall Company and Participant performance as follows:

a. Company Performance. The overall Award for Company performance will be based on Fidelity’s overall success as measured by criteria determined by the Board and CEO, with Board approval. Awards for overall Company performance will be allocated by the Board based on the achievement of this goal, for each Participant in the Plan.

b. Participant Performance. Department or individual performance criteria may also be used to determine a portion of the Participant’s Award.

(3) For each performance factor (overall Company and Participant), appropriate metrics of performance shall be established by the Board with three essential performance points:

a. Threshold Performance: The minimum level of performance needed to receive an Award.

b. Targeted Expected Performance: The budgeted or expected level of performance based upon both historical data and the Board’s best judgment of expected performance during the coming performance period.

c. Maximum Performance: The level of performance, which based upon historical performance and the Board’s judgment would be exceptional or significantly beyond the expected.

Performance metrics are determined by using Fidelity’s performance history, peer data, and the Board’s judgment of what reasonable levels can be reached, based on previous experience. Once the targeted performance is established, the threshold and maximum payout levels are calculated. As a qualifier to receive Awards under this Plan, Fidelity must achieve satisfactory regulatory ratings as determined by the Board and each Plan Participant must achieve a satisfactory performance evaluation rating.

ARTICLE 4

DEFERRED COMPENSATION ACCOUNT

Section 4.1. Establishing and Crediting. Fidelity shall establish a deferral account on its books for the Participant (the “Deferred Compensation Account”), and shall credit to the Deferred Compensation Account the following amounts:

Section 4.1.1. Credit of Deferred Compensation. During December of each Plan Year, the Compensation Committee shall determine the amount of the cash deferral award for the Plan Participant. This award will be based upon the Participant’s achievement of goals set forth by March 31st by the Compensation Committee. The Compensation Committee’s decision as to the amount of the award is final and binding. Within a reasonable period of time after the end of the Plan Year Fidelity shall credit to the Executive’s Deferred Compensation Account the amount of deferred compensation so determined. Any amount credited under this Section 4.1.1 shall be set forth on a written form, provided to the Executive with each credit, in a form substantially similar to that attached hereto as Addendum A. Despite the general principles used in determining the amount under this Section 4.1.1 and this Agreement in general, the amount set forth in Addendum A for a given Plan Year shall be conclusive.

Section 4.1.2 Earnings. At the end of each Plan Year Fidelity shall credit the Deferred Compensation Account with interest at a rate to be determined by the Board on an annual basis. In the event of a part-year interest payment, due to the commencement of benefits, that rate shall be applied to the Deferred Compensation Account balance using monthly compounding for the period prior to the first payment of any benefits under this Agreement.

Section 4.2. Statement of Accounts. Fidelity shall provide to each Participant, within a reasonable time after the end of each fiscal year, a statement setting forth the balance in the Deferred Compensation Account.

Section 4.3. Accounting Device Only. The Deferred Compensation Account is solely a device for measuring amounts to be paid under this Plan. The Deferred Compensation Account is not a trust fund of any kind. The Participant is a general unsecured creditor of Fidelity for the payment of vested benefits.

The benefits represent the mere Company promise to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant or the Participant’s creditors.

ARTICLE 5

BENEFITS

Section 5.1. Normal Benefit. Subject to Article 6 and other provisions of this Article 5, upon the Benefit Date for each Award, Fidelity shall pay to the Participant the value of the Deferred Compensation Account for such Award in a lump sum in cash within seventy-five (75) days following such Benefit Date for such Award.

Section 5.2. Termination of Employment. Upon Termination of Employment, before the full Deferred Compensation Account has been paid, Fidelity shall pay to the Participant the vested portion of the Deferred Compensation Account within seventy-five (75) days of such termination in a lump sum in cash. All unvested amounts shall be forfeited.

Section 5.3. Change in Control. Upon Termination of Employment within twelve (12) months of a Change in Control, the Participant shall become one hundred percent (100%) vested in the Deferred Compensation Account regardless of when any Awards were granted. Fidelity shall pay to the Participant the Deferred Compensation Account in a lump sum in cash within seventy-five (75) days of vesting under this section.

Section 5.4. Death or Disability Benefit. Upon termination of employment due to death or upon a determination of Disability of the Participant (as defined in Fidelity’s applicable disability insurance plan at that time), the Participant shall become one hundred percent (100%) vested in the Deferred Compensation Account regardless of when any Awards were granted. Fidelity shall pay to the Participant, or the Participant’s designated beneficiary as the case may be, the Deferred Compensation Account in a lump sum within a reasonable time following death or Termination of Employment due to disability.

ARTICLE 6

BENEFICIARIES

Section 6.1. Beneficiary Designations. The Participant shall designate a beneficiary by filing a written designation with Fidelity. The Participant may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Participant and accepted by Fidelity during the Participant’s lifetime. The Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant, or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. If the Participant dies without a valid beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.

Section 6.2. Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Fidelity may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. Fidelity may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Fidelity from all liability with respect to such benefit.

ARTICLE 7

DELAY IN DISTRIBUTIONS UNDER CODE SECTION 409A.

If a Participant is a Specified Employee and payment of the Deferred Compensation Account is triggered due to the Participant’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

Section 8.1. Claim. A Participant or beneficiary who believes he or she is entitled to any payment under the Plan may make a claim to the Board, and the Board will have the sole authority to determine whether a benefit will be paid, in whole or in part, in accordance with the terms of this Plan.

Section 8.2. Claim Denial. If a claim for a payment made under Section 8.1 is wholly or partially denied, the Board will give the Participant or beneficiary written notice of the denial within ninety (90) days after the receipt of the claim. This notice will include the specific reason for the denial and specific references to any facts or any provisions of the Plan on which the denial is based. This notice will include a description of any additional material or information which the Participant or beneficiary must provide in connection with the claim, along with an explanation of why such material or information is necessary; and an explanation of the Plan’s claim appeal procedure, as set out in Section 8.3.

Section 8.3. Claim Appeal. A Participant or beneficiary who wishes to use the Plan’s claim appeal procedure must, within sixty (60) days of receiving the Board’s notice of denial, notify the Board that he or she wishes to appeal the claim denial. The Participant or beneficiary may review all relevant plan documents and submit issues and comments in writing. The Board will give the Beneficiary notice of its decision on the appeal within sixty (60) days. This notice of the decision on the appeal will include the specific reason for the denial and specific references to any facts or any provisions of the Plan on which the denial on appeal is based.

ARTICLE 9

AMENDMENTS AND TERMINATION

Section 9.1 Amendment. Notwithstanding anything herein contained to the contrary, the Board reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall be effective to decrease or to restrict the amount accrued prior to the date of such amendment without the express written consent of the Participant whose benefit would be decreased.

Section 9.2 Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and Fidelity shall pay out to the Participant his or her entire Deferred Compensation Account as of the date of termination of the Plan. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by Fidelity are terminated so that all Participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements.

(c) The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of Fidelity, (ii) all arrangements sponsored by Fidelity that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments are made within 12 months of the termination of the arrangement, except for payments that would have been payable under the terms of the arrangement if the termination had not occurred; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) Fidelity does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Binding Effect. This Plan shall bind the Participant and Fidelity, and their beneficiaries, survivors, executors, successors, administrators and transferees.

Section 10.2. No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Participant the right to remain an employee of Fidelity, nor does it interfere with Fidelity’s right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

Section 10.3. Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Section 10.4. Reorganization. All obligations of Fidelity under the Plan with respect to Awards granted hereunder shall be binding on any successor to Fidelity, whether the existence of such successor is the result of, including but not limited to merger or consolidation into or with another company, reorganization, sale of substantially all of its assets to another company, firm, or person. Upon the occurrence of such event, the term “Company” or “Fidelity” as used in this Plan shall be deemed to refer to the successor or survivor company.

Section 10.5. Tax Withholding. Fidelity shall withhold any taxes including, but not limited to FICA, that are required to be withheld from the benefits provided under this Plan.

Section 10.6. Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Louisiana, except to the extent preempted by the laws of the United States of America.

Section 10.7. Unfunded Arrangement. The Participant and beneficiary are general unsecured creditors of Fidelity for the payment of vested benefits under this Plan. The benefits represent the mere promise by Fidelity to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Participant’s life is a general asset of Fidelity to which the Participant and beneficiary have no preferred or secured claim.

Section 10.8. Entire Agreement. This Plan, the Participant’s Beneficiary Designation Form and the Participant’s Deferred Compensation Plan Worksheet constitute the entire agreement between Fidelity and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan, the Participant’s Beneficiary Designation Form and the Deferred Compensation Plan Worksheet other than those specifically set forth therein.

Section 10.9. Administration. Subject to the express provisions of the Plan, the Board shall have powers which are necessary to administer this Plan, including but not limited to:

(a) Establishing and revising the method of accounting for the Plan;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Plan;

(d) Interpreting the provisions of the Plan; and

(e) Adopting, amending and rescinding general and specific rules and regulations for the Plan’s administration.

The Board may delegate the management and operational responsibilities of the Plan including, but not limited to, the employment of advisors and the delegation of ministerial duties to qualified individuals. All determinations on any matter relating to the Plan or any Award may be made in the sole and absolute discretion of the Board, and all such determinations shall be final, binding and conclusive on all persons. No member of the Board shall be liable for any action or determination made with respect to the Plan or any Award.

Section 10.10. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular and the singular shall include the plural.

Section 10.11. Severability. If any part of the Plan is declared by any suit or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

Section 10.12. Board’s Discretion. All decisions of the Board under the Plan, whether to act or not to act, shall be in the Board’s sole discretion.

Section 10.13. Compliance with Section 409A. This Plan shall be interpreted and administered consistent with Code Section 409A.

The effective date of the Plan shall be February 28, 2024. The Plan will continue in effect until the expiration of its term or until earlier terminated, amended, or suspended in accordance with the terms hereof.

New Orleans, Louisiana this 28th day of February 2024.

FIDELITY BANK		FIDELITY BANK

By:		By:
	Katherine Andry Crosby		W. Anderson Baker III
	Board Chair		Board Secretary

AMENDED AND RESTATED FIDELITY BANK

PERFORMANCE-BASED DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION FORM

I designate the following as beneficiary of any death benefits under this Plan:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with Fidelity. I further understand that pursuant to Section 6.1 of the Plan the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Printed Name:

Date

Accepted by the Board this __th day of December, 20__.

By

Title

Accepted by the Beneficiary this ____ day of __________________, 20__.

Printed Name: _______________________

ADDENDUM A

AMENDED AND RESTATED FIDELITY BANK

PERFORMANCE-BASED DEFERRED COMPENSATION PLAN

DEFERRED COMPENSATION AWARD

THIS DEFERRED COMPENSATION AWARD (the “Award”), effective for the year ____, is acknowledged by Fidelity Bank, located in New Orleans, Louisiana (“Fidelity”) and ____________ (the “Participant ”), and is made pursuant to the Amended and Restated Fidelity Bank Performance-Based Deferred Compensation Plan, effective __________ __, 2024 (the “Plan”).

1. Credit of Deferred Compensation. Fidelity, pursuant to the terms of the Award, hereby credits deferred compensation to the Participant’s Deferred Compensation Account for the Plan Year ____ in an amount equaling $_________________. The amount set forth herein will be determined by the Compensation Committee and Chairman of the Board on an annual basis.

2. No Ownership Rights. Except as otherwise provided in the Plan, this Award does not convey to the Participant any current interest in the amount subject to this Award, or in any prior Award.

3. Crediting Rate. The deferred compensation amount above will receive annual crediting rates as determined by the Board on an annual basis.

4. Vesting Provision. This Award will be subject to a vesting provision with payouts occurring three (3) years after the grant date of the award.

5. Plan and Grant Document Control. The grant is governed by the terms of the Plan. By accepting the grant, you agree that the terms of the Plan and this Award governing the grant.

In Witness Whereof, the parties hereto have caused this Award to be executed to be effective as of the date written above.

Fidelity Bank,	Grantee:

Katherine Andry Crosby	Grantee Name
Board Chair
Address

City, State, Zip Code